Exhibit 14.2

CODE OF ETHICS FOR SENIOR FINANCIAL OFFICERS

(as of March 24, 2008)

This Code of Ethics applies to the Chief Executive Officer, Chief Financial Officer, and Principal Accounting Officer or Controller (“Senior Financial Officers”) of Duane Reade, Inc. (the “Company”). Its purpose is to promote honest and ethical conduct and compliance with the law, particularly as related to the maintenance of the Company’s financial records and the preparation of financial statements whether or not filed with the Securities and Exchange Commission (the “SEC”). The obligations of this Code of Ethics supplements, but does not replace, the Company’s Code of Ethics applicable to all employees.

1. General Principles. Senior Financial Officers are expected to carry out their responsibilities honestly and with integrity, exercising at all times their best independent judgment.

2. Conflict of Interests. Senior Financial Officers must avoid situations in which their own interests conflict, or may appear to conflict, with the interests of the Company. A conflict of interest can arise when a Senior Financial Officer takes actions or has interests that may make it difficult to perform his or her work objectively and effectively.  Conflicts of interest also arise when a Senior Financial Officer, or a member of his or her family, receives improper personal benefits as a result of his or her position in the Company. In any case in which a Senior Financial Officer finds himself or herself with an actual or apparent material conflict of interest, he or she must promptly disclose it to the Company’s Chief Compliance Officer, who will review the transaction or relationship. If the Chief Compliance Officer determines that a material conflict does exist, he or she will refer the matter to the Audit Committee of the Board of Directors, which shall determine how the situation should be resolved. In furtherance of the foregoing, no Senior Financial Officer may:

(a) Compete, directly or indirectly, with or against the Company;

(b) Work for or receive payments for services from any competitor, customer, distributor or supplier of the Company;

(c) Receive compensation in connection with services performed relating to any transaction entered into by the Company, other than compensation received in the ordinary course of employment by the Company;

(d) Take or otherwise appropriate for his or her personal benefit, or for the benefit of any other person or enterprise, any opportunity or potential opportunity that arises or may arise in any line of business in which the Company or any Company subsidiary engages or is considering engaging, without first notifying and obtaining the written approval of the Chief Compliance Officer or the Audit

Committee;

(e) Serve on the board of directors or a similar body for an outside company or government agency, other than a non-profit or community organization without first obtaining prior approval from the Company’s Board of Directors;

(f) Hold, or have any immediate family member who holds, any interest in any corporation or entity that directly or indirectly competes with the Company or any division or affiliate, unless such holdings represent less than 1% of the stock of a public corporation that is regularly traded on a stock exchange;

(g) Accept gifts of more than a nominal value from any competitor, customer, distributor or supplier as more fully described in the Company’s Code of Ethics; or

(h) Provide a gift to any person or entity that would violate any law.

3. Full, Fair, and Timely Disclosure. Senior Financial Officers are responsible for assuring full, fair, accurate, timely and understandable disclosure of relevant financial information to shareholders and investors. In particular they are responsible for assuring that the Company complies with the federal securities laws governing disclosure of financial information, and for assuring that press releases and communications with investors and securities analysts are fair and accurate.  Accordingly, it is the responsibility of each of the Senior Financial Officers to promptly bring to the attention of the Chief Compliance Officer any credible information of which he or she becomes aware, that would place in doubt the accuracy or completeness, in any material respect, of any disclosures of which he or she is aware, that have been made or are to be made, whether directly or indirectly by the Company, in any public SEC filing or submission, or any other formal or informal public communication, whether written or oral (including but not limited to a press release).  Additionally, each Senior Financial Officer is responsible for promptly bringing to the attention of the Chief Compliance Officer and, if necessary, the Audit Committee any credible information of which he or she becomes aware that indicates any significant deficiency in the Company’s internal control over financial reporting within the meaning of Section 404 of the Sarbanes-Oxley Act and the SEC’s or Public Company Accounting Oversight Board’s implementing rules, and/or the Company’s disclosure controls and procedures for preparing SEC reports or other public communication as mandated by Section 302 of the Sarbanes-Oxley Act and the SEC’s implementing rules, even if a materially inaccurate or incomplete disclosure by or on behalf of the Company has not resulted or is not expected imminently to result from such deficiency.  Each Senior Financial Officer is reminded, moreover, that the Company is required by law and its Code of Ethics to keep books and records that accurately and fairly reflect its business operations, its acquisition and disposition of assets and its incurrence of liabilities, as part of a system of internal accounting controls that will ensure the reliability and adequacy of these books and records and that will ensure that access to Company assets is granted only as permitted by Company policies.

Among other things, Senior Financial Officers shall:

(a) Establish and maintain internal control over financial reporting and disclosure controls and procedures designed to assure that financial information is recorded, processed and transmitted to those responsible for preparing periodic reports and other public communications containing financial information so that they are complete, accurate, and timely;

(b) Oversee the appropriate personnel to help ensure that the internal control over financial reporting and disclosure controls and procedures are being followed;

(c) Carefully review each periodic report for accuracy and completeness before it is filed with the SEC and carefully review each public communication containing financial information before it is released;

(d) Never create or maintain secret or unrecorded funds, assets, or accounts, or intentionally make a payment or approve an invoice, expense report or other document that is incorrect, misleading or inaccurate; and

(e) Comply at all times with applicable governmental laws, rules and regulations.

4. Compliance with this Code of Ethics. Senior Financial Officers should promptly bring to the attention of the Audit Committee or the full Board of Directors:

(a) Any matters that could compromise the integrity of the Company’s financial reports;

(b) Any disagreement with respect to any material accounting matter; and

(c) Any violation of this Code of Ethics or of any law or regulation related to the Company’s accounting or financial affairs.

5. Whistleblowers. No Senior Financial Officer may discharge, demote, suspend, threaten, harass, or in any other manner discriminate against an employee in the terms and conditions of employment because of any lawful act done by the employee (1) to provide information, cause information to be provided or otherwise assist in an investigation regarding any conduct which the employee reasonably believes constitutes a violation of law, including any rule or regulation of the SEC, or any provision of Federal law relating to fraud against shareholders or (2) to file, cause to be filed, testify, participate in, or otherwise assist in a proceeding filed or about to be filed (with any knowledge of the employer) relating to an alleged violation of law, including any rule or regulation of the SEC, or any provision of Federal law relating to fraud against shareholders.

6. Independent Registered Public Accounting Firm. Senior Financial Officers are prohibited from directly or indirectly taking any action to fraudulently influence, coerce,

manipulate or mislead the Company’s independent registered public accounting firm for the purpose of rendering the financial statements of the Company misleading.

7. Amendment or Waiver. The Board of Directors shall approve any waiver of or amendment to this Code of Ethics, and any such waiver or amendment shall be disclosed promptly, as required by law or SEC regulation.

8. Sanctions for Violation. A failure by any Senior Financial Officer to comply with the laws or regulations governing the Company’s business, this Code of Ethics or any other Company policy or requirement may result in disciplinary action, including termination, and, if warranted, legal proceedings. The Audit Committee will investigate violations and appropriate action will be taken in the event of any violations of this Code of Ethics.

REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

I,                                                  acknowledge that I have reviewed the attached Code of Ethics for Senior Financial Officers (“the Code”) and understand my obligations pursuant to the Code.  I further agree to follow the tenets of the Code for as long as I am an employee of Duane Reade.